News	UNIT CORPORATION
8200 South Unit Drive, Tulsa, Oklahoma 74132
Telephone 918 493-7700, Fax 918 493-7711

Contact:	Michael D. Earl
Vice President, Investor Relations
(918) 493-7700
www.unitcorp.com

For Immediate Release
May 3, 2018

UNIT CORPORATION REPORTS 2018 FIRST QUARTER RESULTS

Tulsa, Oklahoma . . . Unit Corporation (NYSE - UNT) today reported its financial and operational results for the first quarter 2018. First quarter results and recent highlights include:

•	Net income of $7.9 million; adjusted net income of $11.1 million, a 47% increase over first quarter 2017 adjusted net income.

•
The company completed the sale of 50% of the ownership interests in Superior Pipeline Company LLC (Superior) to SP Investor Holdings, LLC for cash consideration of $300 million. The effective date of the sale was April 1st.

•	Termination of the At-The-Market common stock program initiated in February 2017.

•	Oil and natural gas segment placed its third drilling rig into service in mid-January and its fourth rig into service during March.

•	Proceeds from the sale of non-core oil and natural gas assets were $21.7 million.

•	Contract drilling segment constructing its 11th BOSS drilling rig under long-term contract.

•	Midstream segment operating profit increased 11% over the fourth quarter of 2017.

•
April redetermination of Unit’s borrowing base amount resulted in a decrease from $475 million to $425 million due to the sale of the 50% interest in Superior and the release of Superior as a borrower and co-obligor under the credit agreement.

FIRST QUARTER 2018 FINANCIAL RESULTS
Unit recorded net income of $7.9 million for the quarter, or $0.15 per diluted share, compared to net income of $15.9 million, or $0.31 per share, for the first quarter of 2017. Adjusted net income (which excludes the effect of non-cash commodity derivatives) for the quarter was $11.1 million, or $0.21 per diluted share, as compared to $0.15 per diluted share for the same quarter for 2017, a 40% increase (see Non-GAAP financial measures below). Total revenues for the quarter were $205.1 million (50% oil and natural gas, 23% contract drilling, and 27% midstream), compared to $175.7 million (50% oil and natural gas, 21% contract drilling, and 29% midstream) for the first quarter of 2017. Adjusted EBITDA was $89.1 million, or $1.71 per diluted share (see Non-GAAP financial measures below).

MIDSTREAM TRANSACTION
On April 3, 2018, Unit closed the sale of fifty percent (50%) interest in its wholly owned midstream subsidiary, Superior to SP Investor Holdings, LLC, which is jointly owned by OPTrust and funds managed and/or advised by Partners Group, a global private markets investment manager. The cash proceeds at closing were $300 million. Proceeds from the sale were used to pay down the outstanding amount under the company's credit agreement. The balance will be used to accelerate the drilling program of Unit’s upstream subsidiary, make additional capital investments in the now jointly owned midstream subsidiary, and for general corporate purposes.

Larry Pinkston, Unit’s Chief Executive Officer and President, said: “Our goal has been to grow the cash flow of our midstream segment to maximize the segment’s value. With the association of our new partners, we believe we are now in a better position to accelerate the realization of that goal. Unit will continue to serve as managing partner of the segment and continue to reap a portion of the synergies from having Superior as part of our corporate economics. The transaction also highlighted the current value of Superior. The sale was also beneficial to Unit in other ways. We were able to pay the entire outstanding balance on our bank credit facility, which, following our most recent redetermination, now provides for a $425 million borrowing base, all of which is available for future use, if needed. The available amount of our borrowing base, coupled with the cash on hand, positions Unit with the liquidity necessary to carry out its focus on growing all of its segments. We intend to accelerate the growth within our oil and natural gas segment by adding another drilling rig later this year to its well drilling program. But in doing so, consistent with our practice, we will be deliberate with our capital spending, focusing on maximizing the value received for the capital expended.”

TERMINATION OF AT-THE-MARKET COMMON STOCK PROGRAM
Because of the liquidity created by the Superior transaction, Unit has elected to terminate the At-The-Market Common Stock Program initiated in February 2017. Under that program, the company could offer and sell, occasionally, shares of its common stock up to an aggregate offering price of $100.0 million. To date under the program, Unit sold 787,547 shares of its common stock resulting in proceeds of approximately $18.6 million.

OIL AND NATURAL GAS SEGMENT INFORMATION
For the quarter, per day equivalent production was 46.5 thousand barrels of oil equivalent (MBoe), a decrease of less than 1% from the fourth quarter of 2017. Oil and natural gas liquids (NGLs) production represented 46% of total equivalent production. Oil production was 8,178 barrels per day, an increase of 4% over the fourth quarter of 2017. NGLs production was 13,275 barrels per day, a decrease of 3% from the fourth quarter of 2017. Natural gas production was 150 million cubic feet (MMcf) per day, a decrease of 1% from the fourth quarter of 2017. The slight decrease in daily production from fourth quarter 2017 to first quarter 2018 was due to the timing of completions on a multi-well pad in the Texas Panhandle and a two-week delay in drilling operations in the Gulf Coast area.

Unit’s average realized per barrel equivalent price for the quarter was $24.18, a 4% increase over the fourth quarter of 2017. Unit’s average natural gas price was $2.62 per Mcf, an increase of 10% over the fourth quarter of 2017. Unit’s average oil price was $55.10 per barrel, an increase of 1% over the fourth quarter of 2017. Unit’s average NGLs price was $21.08 per barrel, a decrease of 4% from the fourth quarter of 2017. All prices in this paragraph include the effects of derivative contracts.

In the Wilcox area, Unit continued its exploration and recompletion programs during the quarter. In the Wing prospect area, the Wing #18 was drilled and completed in the BP Fee "C" sand resulting in a successful discovery of a new pay interval. Unit is currently drilling the Wing #20 to further delineate this discovery. Unit's first exploration well in the Cherry Creek prospect area, the Trinity #1 well, has continued to perform well, and the company will drill its first Cherry Creek delineation well later in the second quarter. Also, eight recompletions and two workover wells were completed throughout the Wilcox play during the quarter.

In the Buffalo Wallow area of the Granite Wash, Unit continued its "C1" zone development efforts. The Francis three-well pad was drilled and completed and started first sales in February. The wells continue to clean up and are expected to meet or exceed the "C1" type curve. The Carr three-well pad was drilled and completed in late March and the wells are in the early flowback stages. Unit will possibly add an additional rig later this year.

In the Southern Oklahoma Hoxbar Oil Trend (SOHOT) area, during the quarter, Unit completed three new Marchand horizontal wells, the Schenk Trust #1-17HXL, with an IP30 of 2,318 barrels of oil equivalent (Boe) per day, the McConnell #1-11H with an IP30 of 1,426 Boe per day, and the Livingston Land #1-33/4, which is in the early stages of clean up. Unit’s plan is to continue running one rig throughout the remainder of the year.

In western Oklahoma, Unit spud its initial well in the STACK play, the Irwin #1-4H, in Dewey County, Oklahoma during March and also participated in seven non-operated wells during the first quarter.

Pinkston said: “Our oil and natural gas segment placed its third drilling rig into service in mid-January and its fourth rig into service during March. Our focus on drilling and completing multi-well pads results in an uneven production growth profile. Our well results continue to meet or exceed expectations. Our production guidance remains unchanged, with 2018 production anticipated to grow to 17.1 to 17.4 MMBoe, or 7% to 9% year over year from 2017. During the quarter, we sold non-core oil and natural gas assets, net of related expenses, for $21.7 million."

This table illustrates certain comparative production, realized prices, and operating profit for the periods indicated:

	Three Months Ended			Three Months Ended
	Mar 31, 2018	Mar 31, 2017	Change	Mar 31, 2018	Dec 31, 2017	Change
Oil and NGLs Production, MBbl	1,931	1,740	11%	1,931	1,986	(3)%
Natural Gas Production, Bcf	13.5	12.2	10%	13.5	13.9	(3)%
Production, MBoe	4,181	3,777	11%	4,181	4,310	(3)%
Production, MBoe/day	46.5	42.0	11%	46.5	46.8	(1)%
Avg. Realized Natural Gas Price, Mcf (1)	$2.62	$2.68	(2)%	$2.62	$2.38	10%
Avg. Realized NGL Price, Bbl (1)	$21.08	$17.81	18%	$21.08	$21.88	(4)%
Avg. Realized Oil Price, Bbl (1)	$55.10	$48.68	13%	$55.10	$54.45	1%
Realized Price / Boe (1)	$24.18	$22.13	9%	$24.18	$23.25	4%
Operating Profit Before Depreciation, Depletion, & Amortization (MM) (2)	$67.1	$58.4	15%	$67.1	$66.6	1%

(1)	Realized price includes oil, natural gas liquids, natural gas, and associated derivatives.

(2)
Unit calculates operating profit before depreciation by taking operating revenues for this segment less operating expenses excluding depreciation, depletion, amortization, and impairment. (See non-GAAP financial measures below.)

CONTRACT DRILLING SEGMENT INFORMATION
Unit's average number of drilling rigs working during the quarter was 31.7, an increase of 2% over the fourth quarter of 2017. Per day drilling rig rates averaged $17,038, a 2% increase over the fourth quarter of 2017. Average per day operating margin for the quarter was $5,179 (before elimination of intercompany drilling rig profit of $0.4 million). This margin compares to first quarter 2017 average operating margin of $3,474 (before elimination of intercompany drilling rig profit of $0.6 million), an increase of 49%, or $1,705.

Pinkston said: “Our contract drilling segment continues to show solid results. The BOSS rig continues to set new performance records for several operators. We were able to negotiate a new long-term contract for our 11th BOSS rig, which is under construction. All 10 of our BOSS rigs are under contract, and we currently have a total of 32 drilling rigs operating. Long-term contracts (contracts with original terms ranging from six months to two years in length) are in place for six of our drilling rigs. Of the six contracts, one is up for renewal in the second quarter of 2018, two in the third quarter, two in the fourth quarter and one in 2019.”

This table illustrates certain comparative results for the periods indicated:

	Three Months Ended			Three Months Ended
	Mar 31, 2018	Mar 31, 2017	Change	Mar 31, 2018	Dec 31, 2017	Change
Rigs Utilized	31.7	25.5	24%	31.7	31.2	2%
Operating Profit Before Depreciation (MM)(1)	$14.3	$8.0	80%	$14.3	$15.3	(6)%

(1)
Unit calculates operating profit before depreciation by taking operating revenues for this segment less operating expenses excluding depreciation and impairment. (See non-GAAP financial measures below.)

MIDSTREAM SEGMENT INFORMATION
For the quarter, gas processed volumes per day increased 2%, while gas gathered and liquids sold volumes per day decreased 3% and 1%, respectively, from the fourth quarter of 2017. Operating profit (as defined in the footnote below) for the quarter was $14.4 million, an increase of 11% over the fourth quarter of 2017.

This table illustrates certain comparative results for the periods indicated:

	Three Months Ended			Three Months Ended
	Mar 31, 2018	Mar 31, 2017	Change	Mar 31, 2018	Dec 31, 2017	Change
Gas Gathering, Mcf/day	372,862	390,384	(4)%	372,862	383,319	(3)%
Gas Processing, Mcf/day	151,039	126,559	19%	151,039	148,422	2%
Liquids Sold, Gallons/day	577,560	497,862	16%	577,560	581,874	(1)%
Operating Profit Before Depreciation & Amortization (MM) (1)	$14.4	$13.2	9%	$14.4	$13.1	11%

(1)
Unit calculates operating profit before depreciation by taking operating revenues for this segment less operating expenses excluding depreciation, amortization, and impairment. (See non-GAAP financial measures below.)

Pinkston said: “Gas processing volumes continued to improve due to increased throughput from third-party operators primarily at our Bellmon and Cashion plants. With our new partners, we are actively seeking opportunities to accelerate growth in this segment.”

FINANCIAL INFORMATION
Unit ended the quarter with long-term debt of $790.5 million, comprised of $642.8 million of senior subordinated notes (net of unamortized discount and debt issuance costs) and $147.7 million of borrowings under the company's credit agreement. On April 2, 2018, Unit signed a Fourth Amendment to its credit agreement in connection with its sale of the 50% ownership interest in Superior. One condition of the sale was the release of Superior from the credit agreement. The Fourth Amendment also provides for, among other things, a maximum credit amount, a borrowing base, and an elected commitment all of $425 million. The sale transaction closed on April 3rd, and the outstanding borrowings on the credit facility were paid that same day.

WEBCAST
Unit uses its website to disclose material nonpublic information and for complying with its disclosure obligations under Regulation FD. The website includes those disclosures in the 'Investor Information' sections. So, investors should monitor that portion of the website, besides following the press releases, SEC filings, and public conference calls and webcasts.

Unit will webcast its first quarter earnings conference call live over the Internet on May 3, 2018 at 10:00 a.m. Central Time (11:00 a.m. Eastern). To listen to the live call, please go to http://www.unitcorp.com/investor/calendar.htm at least fifteen minutes before the start of the call to download and install any necessary audio software. For those who are not available to listen to the live webcast, a replay will be available shortly after the call and will remain on the site for 90 days.

_____________________________________________________

Unit Corporation is a Tulsa-based, publicly held energy company engaged through its subsidiaries in oil and gas exploration, production, contract drilling, and gas gathering and processing. Unit’s Common Stock is listed on the New York Stock Exchange under the symbol UNT. For more information about Unit Corporation, visit its website at http://www.unitcorp.com.

FORWARD-LOOKING STATEMENT
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act. All statements, other than statements of historical facts, included in this release that address activities, events, or developments that the company expects, believes, or anticipates will or may occur are forward-looking statements. Several risks and uncertainties could cause actual results to differ materially from these statements, including changes in commodity prices, the productive capabilities of the company’s wells, future demand for oil and natural gas, future drilling rig utilization and dayrates, projected rate of the company’s oil and natural gas production, the amount available to the company for borrowings, its anticipated borrowing needs under its credit agreement, the number of wells to be drilled by the company’s oil and natural gas segment, the potential productive capability of its prospective plays including the STACK play, and other factors described occasionally in the company’s publicly available SEC reports. The company assumes no obligation to update publicly such forward-looking statements, whether because of new information, future events, or otherwise.

Unit Corporation
Selected Financial Highlights
(In thousands except per share amounts)

	Three Months Ended
	March 31,
	2018	2017
Income Statements:
Revenues:
Oil and natural gas	$103,099	$87,598
Contract drilling	45,989	37,185
Gas gathering and processing	56,044	50,941
Total revenues	205,132	175,724
Expenses:
Operating costs:
Oil and natural gas	35,962	29,204
Contract drilling	31,667	29,227
Gas gathering and processing	41,604	37,704
Total operating costs	109,233	96,135
Depreciation, depletion, and amortization	57,066	46,932
General and administrative	10,762	8,954
Gain on disposition of assets	(161)	(824)
Total operating expenses	176,900	151,197

Income from operations	28,232	24,527

Other income (expense):
Interest, net	(10,004)	(9,396)
Gain (loss) on derivatives	(6,762)	14,731
Other	6	3
Total other income (expense)	(16,760)	5,338

Income before income taxes	11,472	29,865

Income tax expense:
Deferred	3,607	13,936
Total income taxes	3,607	13,936

Net income	$7,865	$15,929

Net income per common share:
Basic	$0.15	$0.32
Diluted	$0.15	$0.31

Weighted average shares outstanding:
Basic	51,730	50,293
Diluted	52,272	50,861

	March 31,	December 31,
	2018	2017
Balance Sheet Data:
Current assets	$108,035	$119,672
Total assets	$2,599,591	$2,581,452
Current liabilities	$210,719	$181,936
Long-term debt	$790,522	$820,276
Other long-term liabilities and non-current derivative liability	$104,450	$100,203
Deferred income taxes	$136,600	$133,477
Shareholders’ equity	$1,357,300	$1,345,560

	Three Months Ended March 31,
	2018	2017
Statement of Cash Flows Data:
Cash flow from operations before changes in operating assets and liabilities	$79,966	$64,949
Net change in operating assets and liabilities	(41,320)	703
Net cash provided by operating activities	$38,646	$65,652
Net cash used in investing activities	$(23,243)	$(29,028)
Net cash used in financing activities	$(15,352)	$(29,047)

Non-GAAP Financial Measures

Unit Corporation reports its financial results under generally accepted accounting principles (“GAAP”). The Company believes certain non-GAAP measures provide users of its financial information and its management additional meaningful information to evaluate the performance of the company.

This press release includes net income and earnings per share excluding impairment adjustments and the effect of the cash-settled commodity derivatives, its reconciliation of segment operating profit, its drilling segment’s average daily operating margin before elimination of intercompany drilling rig profit and bad debt expense, its cash flow from operations before changes in operating assets and liabilities, and its reconciliation of net income to adjusted EBITDA.

Below is a reconciliation of GAAP financial measures to non-GAAP financial measures for the three months ended March 31, 2018 and 2017. Non-GAAP financial measures should not be considered by themselves or a substitute for results reported under GAAP. This non-GAAP information should be considered by the reader in addition to, but not instead of, the financial statements prepared under GAAP. The non-GAAP financial information presented may be determined or calculated differently by other companies and may not be comparable to similarly titled measures.

Unit Corporation
Reconciliation of Adjusted Net Income and Adjusted Diluted Earnings per Share

	Three Months Ended
	March 31,
	2018	2017
	(In thousands except earnings per share)
Adjusted net income:
Net income	$7,865	$15,929
(Gain) loss on derivatives (net of income tax)	4,636	(7,793)
Settlements during the period of matured derivative contracts (net of income tax)	(1,421)	(613)
Adjusted net income	$11,080	$7,523

Adjusted diluted earnings per share:
Diluted earnings per share	$0.15	$0.31
Diluted earnings per share from (gain) loss on derivatives	0.09	(0.15)
Diluted earnings per share from settlements of matured derivative contracts	(0.03)	(0.01)
Adjusted diluted income per share	$0.21	$0.15
 ________________
The Company has included the net income and diluted earnings per share including only the cash settled commodity derivatives because:

•	It uses the adjusted net income to evaluate the operational performance of the company.

•	The adjusted net income is more comparable to earnings estimates provided by securities analysts.

Unit Corporation
Reconciliation of Segment Operating Profit

	Three Months Ended
	December 31,	March 31,
	2017	2018	2017
	(In thousands)
Oil and natural gas	$66,587	$67,137	$58,394
Contract drilling	15,274	14,322	7,958
Gas gathering and processing	13,062	14,440	13,237
Total operating profit	94,923	95,899	79,589
Depreciation, depletion and amortization	(57,712)	(57,066)	(46,932)
Total operating income	37,211	38,833	32,657
General and administrative	(11,185)	(10,762)	(8,954)
Gain (loss) on disposition of assets	(826)	161	824
Interest, net	(9,527)	(10,004)	(9,396)
Gain (loss) on derivatives	(6,287)	(6,762)	14,731
Other	7	6	3
Income before income taxes	$9,393	$11,472	$29,865
_________________
The Company has included segment operating profit because:

•	It considers segment operating profit to be an important supplemental measure of operating performance for presenting trends in its core businesses.

•	Segment operating profit is useful to investors because it provides a means to evaluate the operating performance of the segments and company on an ongoing basis using the criteria used by management.

Unit Corporation
Reconciliation of Average Daily Operating Margin Before Elimination of Intercompany Rig Profit
and Bad Debt Expense

	Three Months Ended
	December 31,	March 31,
	2017	2018	2017
	(In thousands except for operating days and operating margins)
Contract drilling revenue	$46,661	$45,989	$37,185
Contract drilling operating cost	31,387	31,667	29,227
Operating profit from contract drilling	15,274	14,322	7,958
Add:
Elimination of intercompany rig profit and bad debt expense	642	434	—
Operating profit from contract drilling before elimination of intercompany rig profit and bad debt expense	15,916	14,756	7,958
Contract drilling operating days	2,868	2,849	2,291
Average daily operating margin before elimination of intercompany rig profit and bad debt expense	$5,550	$5,179	$3,474
 ________________
The Company has included the average daily operating margin before elimination of intercompany rig profit and bad debt expense because:

•	Its management uses the measurement to evaluate the cash flow performance of its contract drilling segment and to evaluate the performance of contract drilling management.

•	It is used by investors and financial analysts to evaluate the performance of the company.

Unit Corporation
Reconciliation of Cash Flow From Operations Before Changes in Operating Assets and Liabilities

	Three Months Ended March 31,
	2018	2017
	(In thousands)
Net cash provided by operating activities	$38,646	$65,652
Net change in operating assets and liabilities	41,320	(703)
Cash flow from operations before changes in operating assets and liabilities	$79,966	$64,949
 ________________
The Company has included the cash flow from operations before changes in operating assets and liabilities because:

•	It is an accepted financial indicator used by its management (and by other companies in the industry) to measure the company’s ability to generate cash used to internally fund its business activities.

•	It is used by investors and financial analysts to evaluate the performance of the company.

Unit Corporation
Reconciliation of Adjusted EBITDA

	Three Months Ended
	March 31,
	2018	2017
	(In thousands except earnings per share)

Net income	$7,865	$15,929
Income taxes	3,607	13,936
Depreciation, depletion and amortization	57,066	46,932
Interest expense	10,004	9,396
(Gain) loss on derivatives	6,762	(14,731)
Settlements during the period of matured derivative contracts	(2,073)	(1,159)
Stock compensation plans	6,609	3,704
Other non-cash items	(532)	785
Gain on disposition of assets	(161)	(824)
Adjusted EBITDA	$89,147	$73,968

Diluted income per share	$0.15	$0.31
Diluted earnings per share from income taxes	0.07	0.27
Diluted earnings per share from depreciation, depletion and amortization	1.09	0.92
Diluted earnings per share from interest expense	0.19	0.19
Diluted earnings per share from (gain) loss on derivatives	0.13	(0.29)
Diluted earnings per share from settlements during the period of matured derivative contracts	(0.04)	(0.02)
Diluted earnings per share from stock compensation plans	0.13	0.07
Diluted earnings per share from other non-cash items	(0.01)	0.02
Diluted earnings per share from gain on disposition of assets	—	(0.02)
Adjusted EBITDA per diluted share	$1.71	$1.45
 ________________
The Company has included the adjusted EBITDA excluding gain or loss on disposition of assets and including only the cash-settled commodity derivatives because:

•	It uses the adjusted EBITDA to evaluate the operational performance of the Company.

•	The adjusted EBITDA is more comparable to estimates provided by securities analysts.

•	It provides a means to assess the ability of the Company to generate cash sufficient to pay interest on its indebtedness.